June 6, 2016                                     Exhibit 10.1

Dear Mr. Ahuja,

Re: Employment Letter

Novelis Inc. is pleased to offer you the role of Senior Vice President and Chief Financial Officer. This position will initially be based in Atlanta, Georgia (US) but may be relocated to any other location based on business needs. You will report to Mr. Steven Fisher, President and Chief Executive Officer of Novelis Inc. The terms and conditions applicable to your appointment to this position are as follows:

1.	Position Title

Senior Vice President and Chief Financial Officer of Novelis Inc.

2.	Base Salary

Effective July 19, 2016, your base salary will be $500,000 annually. Your next salary review will be in July 2017.

3.	Annual Incentives

You are entitled to participate in Novelis Annual Incentive Plan (AIP). The target opportunity for your position will be 76% of your annual base salary. The annual incentive performance measures for Fiscal Year 2016-2017 are set forth in the Novelis 2017 Executive Annual Incentive Plan.

4.	Long Term Incentive Plan (LTIP)

You are eligible to participate in the Novelis Long Term Incentive Plan (LTIP). Your target opportunity for Fiscal 2016-2017 is $450,000. The LTIP grant is in the form of 50% Novelis Performance Units, 20% Hindalco Stock Appreciation Rights (SARs) and 30% Hindalco Restricted Stock Units (RSU’s) as more fully described in the Novelis 2017 Executive LTIP Plan.

5.	Benefits

Novelis provides a wide range of benefits as well as an annual Company paid Executive Physical examination. Benefits include:

•	Savings and Retirement

•	Life insurance

•	Medical and prescription drug plan for you and your eligible dependents

•	Dental coverage for you and your eligible dependents

•	Short-Term Disability

•	Long-Term Disability

•	Business Travel and Accident Insurance

•
Flex Perks – You will receive an annual stipend of $48,000 minus required deductions, paid to you over 12 months. This amount is intended for your personal use for club memberships, tax preparation services, car allowance, professional financial services or as you may choose. The company does not otherwise pay club dues and/or other services

6.	Relocation

You will be entitled to relocation assistance ordinarily extended to executive-level Novelis employees, which shall include, at a minimum: shipment of household effects, travel expenses to Atlanta, Georgia for you and your immediately family members, real estate sale assistance for your current residence, real estate purchase assistance for a residence in the Atlanta, Georgia area, miscellaneous relocation allowance and income tax adjustment for relocation expense reimbursements. You will be required to repay any relocation assistance if you voluntarily separate from Novelis within your first twenty-four (24) months of your employment.

7.	Additional Payments

7.1
In recognition of the forfeiture of the annual bonus earned in connection with your prior employment and as inducement for you to enter into this Agreement, Novelis will pay you a lump sum of $57,500 on the first anniversary of your employment start date.

7.2
In recognition of the forfeiture of stock awards earned in connection with you prior employment and as inducement for you to enter into this Agreement, Novelis will pay you $67,000 on the first anniversary of your employment start date, $67,000 on the second anniversary of your employment start date, and $67,000 on the third anniversary of your employment start date.

7.3
To assist you with any US federal and state tax liability relating to pension benefits earned in connection with your prior employment and as inducement for you to enter into this Agreement, Novelis will pay you an amount equal to the taxes owed with respect to such pension benefits, up to $350,000.  Such reimbursement shall be made promptly upon receipt of written evidence satisfactory to Novelis that the expense was incurred.

7.4	Notwithstanding the foregoing, the payments contemplated by this paragraph are expressly conditioned upon your continued employment with

Novelis through the applicable payment date and shall be subject to all applicable taxes and other withholdings.  Further, you agree that if you voluntarily resign your employment with the Company prior to the third anniversary of your employment start date, then you shall promptly repay the full amount of all payments made to you by Novelis pursuant to paragraphs 7.2 and 7.3 above  within 30 days following your last day of employment with Novelis and hereby authorize Novelis to recover such amounts by reducing any other compensatory amounts payable to you by the Company; provided, however, that in the event of your death or disability during the term of your employment with Novelis, any payments contemplated by paragraphs 7.1, 7.2 and 7.3 above which have not been made shall be accelerated and any payments that have been made shall not be subject to recovery by Novelis.

8.	Vacation Entitlement

Your vacation entitlement is governed by Novelis’ vacation policy but will be no less than 25 days annually. You are also entitled to the paid holidays in Novelis published holiday schedule for the Atlanta office.

9.	Change in Control

Novelis will provide you with a separate Agreement that provides protection in the event of a Change in Control.

10.	Severance and Other Termination Benefits

You are entitled to severance and other benefits if the Company shall terminate your employment other than for Cause, or you terminate your employment for Good Reason defined as follows:

“Cause” means only (i) your conviction of any crime (whether or not involving the company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the companies policies including, but not limited to, those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of your duties for the Company; or (iv) willful failure or refusal to perform your material duties and responsibilities which is not remedied within ten (10) days after written demand from the Board of Directors to remedy such failure or refusal.

“Good Reason” means any of the following if it shall occur without your express written consent: (i) a material reduction in your position, duties , reporting relationships, responsibilities, authority, or status within the Company except as contained in this contract; (ii) a reduction in your base salary and target short term and long term incentive opportunities in effect on date hereof or as the same may be increased from time to time during the term of this Agreement; or (iii) any failure of the Company to comply with its obligations under this Agreement, in each case which is not remedied within ten (10) day after written demand by you to remedy such reduction or failure.

Your right to receive severance and benefits shall be subject to the terms and conditions of the Company's release from and waiver by you of claims, non-compete agreement and non-solicitation agreement for executive employees. No payments or benefits shall be paid unless you execute such release and waiver of claims, non-compete agreement and non-solicitation agreement. The Release shall not release your right to receive indemnification and defense from the Company for any claims arising out of the performance of your duties on behalf of the Company. Termination of employment due to Cause, Death, Disability or Retirement at any time shall not give rise to any rights to compensation.

(a) Severance Pay. The Company shall pay a lump sum cash amount equal to:
[A x (B + C)] - D, where

"A" equals a multiplier of 1.5;

"B" equals your annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the rate in effect as of the date of appointment, which stands at $ 500,000;

"C" equals your target short term incentive opportunity given in this contract of employment which is $380,000; and

"D" equals the amount of retention and severance payments, if any, paid or payable to you by the Company other than pursuant to this Agreement; it being expressly understood that the purpose of this deduction is to avoid any duplication of payments to you.

(b) Other Benefits

(i)
If you are not eligible for retiree medical benefits and are covered under the Company's group health plan at the time of your termination of employment, the Company shall pay an additional lump sum cash amount for the purpose of assisting you with the cost of post-employment medical continuation coverage equal to: (C x M) / (1 - T), where

"C" equals the full monthly COBRA premium charged for coverage under the Company's group medical plan at your then current level of coverage;

"M" equals twelve (12) months; and

"T" equals an assumed tax rate of 40%

(ii) To the extent applicable, you shall be entitled to continue coverage under the Company's group life plan for a period of twelve (12) months at your pre-termination level of coverage.

(iii) You shall be entitled to twelve (12) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings pro rated over twelve (12) months under the Company's tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of the Code prevent payment in respect of such credit under the Company's tax-qualified plans, such payments shall be made under the Company's non-qualified plans.

(iv) To the extent you are not already fully vested under the Company's tax-qualified and non-qualified retirement pension, savings and other retirement plans, you shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company's tax-qualified plans, an equivalent benefit shall be payable under the Company's non-qualified plans.

Notwithstanding the foregoing provisions of this paragraph 8 or any other provision in this Agreement, if you are a “specified employee" within the meaning of Code Section 409A, then all payments under this Agreement shall be delayed for a period of six (6) months to the extent required by Section 409A.

Should you decide to voluntarily separate from the company you will have to give the company a 3 month notice and will not be entitled to any of the payments in this paragraph 8.

11. Internal Revenue Code Section 409A

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance, as long as such changes do not reduce the overall compensation.

12. Non-Competition

12.1
Competing Entities: In this Agreement, “Competing Entities” includes any entity whose major business consists of manufacturing or recycling of aluminium, alumina, or downstream rolled aluminium products.

12.2
Competitive Activities: You covenant and agree that, while employed with the Company and for 24 months thereafter, you shall not, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, director, shareholder, lender or otherwise:

(a)	be engaged actively in or by any Competing Entities in order to provide products or services similar to the products and services provided by the Company;

(b)
have any financial or other interest including, without limitation, an interest by way of royalty or other compensation arrangements, in or in respect of any Competing Entities, excluding the ownership of not more than 5% of the issued shares of any such Competing Entities, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market; or

(c)	advise, lend money to or guarantee the debts or obligations of any Competing Entities.

13    Non-Solicitation

13.1
Customers and Suppliers: You covenant and agree that, while employed with the Company and for 24 months thereafter, you will not, in any manner, directly or indirectly, by any means, in any capacity, in order to direct away from the Company, approach, solicit, or contact any customers or suppliers of the Company who has actively done business with the Company in the preceding twenty four months, or any prospective customer or supplier that the Company approached, solicited or contacted in the preceding twenty four months, or attempt to do any of the foregoing, in order to offer or obtain services or products that compete with the business of the Company (or any material part thereof) as conducted at the time of the cessation of the your employment or during the twenty four month period prior to such date or contemplated to be carried on in its most recent annual business plan.

13.2
Employees: You covenant and agree that, while employed with the Company and for 24 months thereafter, you will not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any management or higher employee, contractor or advisor of the Company, or assist or encourage any management or higher employee, contractor or advisor of the Company, to accept employment or engagement elsewhere that competes with the business of the Company (or any material part thereof) as conducted at the time of the cessation of your employment or any other business conducted by the Company during the twenty four month period prior to such date or contemplated to be carried on in its most recent annual business plan.

14.    Governing Law

This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Georgia.

15. Obligation to Mitigate Damages: No Effect on other Contractual Rights

15.1 You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer after your termination of employment, or otherwise.
15.2 The provision of this Agreement, and any payments provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan or arrangement providing retirement benefits or health, life, disability, or similar welfare benefits.

16. Successor to the Company

The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession or assignment had taken place.

Any failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall entitle you to terminate your employment for Good Reason.

17. Indemnification

The Company will provide full indemnification to the maximum extent permitted under the Companies by-laws and applicable law. The Company shall maintain Directors and Officers liability insurance coverage in an amount reasonably anticipated to satisfy such indemnification during your employment and at all times thereafter for the duration of any period of limitations during which any action may be brought against you.

18. General

18.1
All the information in this letter including eligibility for participation in compensation and benefits plan is subject to the terms of applicable plan documents and policies, which are subject to change during the normal course of Novelis business, but shall not result in an overall reduction of your compensation or terms and conditions of your employment. Your employment at Novelis is “at – will” and either you or Novelis may decide to terminate the employment relationship at any time for any reason, except as provided by law. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.

18.2
In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about this in the Code of Conduct. By signing below, you acknowledge you have received a copy of the Novelis/Aditya Birla Group Code of Conduct.

If you agree with the foregoing terms, please sign and return a copy of this letter to me. If you have any questions, please feel free to contact me.

Sincerely,

/s/ HR Shashikant
HR Shashikant
Senior Vice President and Chief Human Resources Officer

Accepted:

/s/ Devinder Ahuja
Devinder Ahuja

Date: June 6, 2016